SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported) December 11, 1999


                             TRIARC COMPANIES, INC.
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


DELAWARE                       1-2207                     38-0471180
-----------------              --------------             --------------
(State or Other                (Commission                (I.R.S. Employer
Jurisdiction of                File Number)               Identification No.)
Incorporation)


280 Park Avenue
New York, NY                                                 10017
---------------------------------------------             --------------
(Address of Principal Executive Offices)                  (Zip Code)


Registrant's telephone number, including area code:   (212)  451-3000



--------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)








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Item 5.  Other Events.

         On December 11, 1999, Snapple Beverage Corp., a subsidiary of Triarc Companies, Inc., signed a letter of intent to acquire Snapple Distributors of Long Island, Inc. for a cash purchase price of $16.8 million, subject to certain post-closing adjustments. Snapple also agreed to pay $2.0 million over a ten year period in consideration for a three-year non-compete agreement by the sellers. The acquisition is expected to close in early 2000 and is subject to customary closing conditions, including the execution of definitive documentation, the satisfactory completion of due diligence and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Accordingly, we can not assure you that the purchase of Long Island Snapple will be completed or, if completed, that Long Island Snapple will be successfully integrated with the operations of Snapple and its subsidiaries.

         Long Island Snapple is the largest non-company owned distributor of Snapple products and a major distributor of Stewart's products. With a distribution territory including Nassau and Suffolk counties, Long Island Snapple had net sales of approximately $28 million in 1998.

         A copy of the letter of intent and a press release relating to the foregoing transaction are being filed as exhibits hereto.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (c)  Exhibits

         10.1 Letter of intent dated December 11, 1999 among Snapple Distributors of Long Island, Inc., the shareholders of Snapple Distributors of Long Island, Inc. and Snapple Beverage Corp.

         99.1 Press Release dated December 13, 1999.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

                                             TRIARC COMPANIES, INC.



                                             By: BRIAN L. SCHORR
                                                 ---------------------------
                                                 Brian L. Schorr
                                                 Executive Vice President
                                                 and General Counsel

Dated: December 14, 1999


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                                 EXHIBIT INDEX

Exhibit
   No.             Description                                    Page No.


10.1 -- Letter of intent dated December 11, 1999 among Snapple Distributors of Long Island,
                  Inc., the shareholders of Snapple Distributors of Long Island, Inc. and Snapple Beverage Corp.

99.1 --           Press Release dated December 13, 1999


































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